Exhibit (A)(7)

                          KEMPER NEW EUROPE FUND, INC.
                             ARTICLES SUPPLEMENTARY

         Kemper New Europe Fund, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940, as amended (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to Section 2-105(c) and Section 2-208.1 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation hereby decreases the aggregate number of the Class M Common Stock that the Corporation is authorized to issue from one hundred million (100,000,000) to zero (0). As of the effective date of these Articles Supplementary, the Corporation will not have any shares of Class M Common Stock issued or outstanding.

         (1) Immediately prior to the filing of these Articles Supplementary, the Corporation had the authority to issue five hundred million (500,000,000) shares of capital stock, all of which were designated as Common Stock, $0.001 par value per share, two hundred million (200,000,000) of such shares being classified as the Class A Common Stock, one hundred million (100,000,000) of such shares being classified as the Class B Common Stock, one hundred million (100,000,000) of such shares being classified as the Class C Common Stock and one hundred million (100,000,000) of such shares being classified as the Class M Common Stock. The aggregate par value of all of such shares is five hundred thousand dollars ($500,000).

         (2) Immediately after the filing of these Articles Supplementary, the Corporation will have the authority to issue four hundred million (400,000,000) shares of capital stock, all of which will be designated as Common Stock, $0.001 par value per share, of which two hundred million (200,000,000) shares will be classified as the Class A Common Stock, one hundred million (100,000,000) shares will be classified as the Class B Common Stock and one hundred million (100,000,000) shares will be classified as the Class C Common Stock. The aggregate par value of all of such shares is four hundred thousand dollars ($400,000).

         SECOND: The total number of shares of capital stock that the Corporation has authority to issue has been decreased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the MGCL.


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         IN WITNESS WHEREOF, Kemper New Europe Fund, Inc. has caused these
Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 13th day of March, 2001; and its Vice President acknowledges that these Articles Supplementary are the act of Kemper New Europe Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST                                            KEMPER NEW EUROPE FUND, INC.

/s/Maureen E. Kane                                /s/Philip J. Collora
------------------                                --------------------
Maureen E. Kane                                   Philip J. Collora
Secretary                                         Vice President


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